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                                                                    Exhibit 99.1
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                             CAUTIONARY STATEMENT

     Apertus Technologies Incorporated ("Apertus" or the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

 .    Decreased demand for the Company's products (particularly the Company's traditional Network Integration Products).

 .    Heightened competition (particularly in the market for the Company's
     Network Integration Products), including more intense price competition; the introduction of new products by new and existing competitors; and the entry of new competitors.

 .    Market acceptance risk associated with new product introductions
     (particularly the Company's new Data Integration Products and System Management Products).

 .    Risk of lengthening sales cycles with key customers.

 .    Risk of technological obsolescence of the Company's products.

 .    Inability to manage the Company's cost structure to a level consistent with profitability as the Company aggressively funds new products while retaining its traditional products.

 .    Risks associated with sales of products outside the United States, including those related to foreign regulatory requirements, exchange rate fluctuations and local political, social and economic factors.

 .    Higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures.

 .    Failure to obtain new customers or retain existing customers.

 .    Inability to carry out marketing and sales plans.

 .    Loss or retirement of key executives.

 .    Risks associated with the company's dependence on proprietary technology, including those related to adequacy of copyright, trademark and trade secret protection, independent development by competitors, infringement claims by third parties and the related potential for significant litigation expense.
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 .    Risks associated with single sources of supply for certain components used in the Company's products, including the potential for delays in product shipments, delays in production and increased supply costs.

 .    Termination of supply contracts or renegotiation at less cost-effective rates or terms of payment.

 .    Changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments.

     The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.